Exhibit 5.1

[Letterhead of Jones Day]

April 24, 2020

Great Elm Capital Group, Inc.

800 South Street, Suite 230

Waltham, MA 02453

Re:	Registration Statement on Form S-3 Filed by Great Elm Capital Group, Inc.

Ladies and Gentlemen:

We have acted as counsel for Great Elm Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s stockholders, of (a) 13,687,498 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Company’s 5.0% Convertible Senior PIK Notes due 2030 (the “Notes”) and (b) 4,785,886 shares of Common Stock currently outstanding (the “Existing Shares” and, together with the Conversion Shares, the “Shares”), in each case by the selling stockholders listed in the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Conversion Shares, when issued upon conversion of the Notes pursuant to the terms and conditions thereof, will be validly issued, fully paid and nonassessable.

2.	The Existing Shares have been validly issued and are fully paid and nonassessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including the statements and representations made in an Officer’s Certificate, dated the date hereof, delivered by the Company to us. We have further assumed the regularity of all corporate actions and proceedings.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day